UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 15, 2024

Shepherd’s Finance, LLC

(Exact name of registrant as specified in its charter)

Commission File Number: 333-263759

Delaware	36-4608739
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

13241 Bartram Park Blvd., Suite 2401, Jacksonville, Florida 32258

(Address of principal executive offices, including zip code)

(302) 752-2688

(Registrant’s telephone number, including area code)

None.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
None	None	None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act (17 CFR 230.405) or Rule 12b-2 of the Exchange Act (17 CFR 240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01. Entry into a Material Definitive Agreement.

On February 15, 2024, Shepherd’s Finance, LLC (the “Company”) entered into a certain Membership Interest Purchase Agreement (the “Agreement”) with Mark L. Hoskins and Barrett Hoskins, pursuant to which Mark L. Hoskins and Barrett Hoskins agreed to sell to the Company and the Company agreed to purchase from Mark L. Hoskins and Barrett Hoskins 100% of the membership interests (the “Acquisition”) in 339 Justabout Land Co., LLC (“339”), a land development company, for a purchase price of approximately $3,892,000 (the “Purchase Price”). 339 was formed in 2022 and, in 2022, purchased a large tract of land in Peters Township, Washington County, Pennsylvania, a suburb of Pittsburgh. The property has since been subdivided into two parcels. One parcel is being developed into 37 lots which should be available for construction of homes starting in the summer of 2024, of which one lot was purchased and is currently owned by Benjamin Marcus Homes, LLC (“BMH”), and the other parcel will be developed into 24 lots, which should be available for construction later this year or early next year (36 lots owned by 339 which should be available for construction, together with 24 lots owned by 339 which should be available for construction, the “60 Lots”). The total expected selling price of the lots is $17,800,000. The Purchase Price was then deposited by Mark L. Hoskins and BMH, which they also own, as equity. BMH immediately repaid an intercompany debt to 339 of $892,000, which in turn was returned to the Company, leaving the net investment at $3,000,000. 339 was purchased subject to the debt owed by 339, which included a first position development loan from the Company, and two subordinate financings from lenders outside of the Company. After the Acquisition, the Company will have approximately $9,100,000 invested in 339 and 339 will have an additional approximately $1,900,000 in debt. The Company anticipates further expenditures of $2,700,000 for development, not including capitalized interest.

In connection with the Acquisition, the Company caused 339 to enter into an agreement with BMH which gives BMH the option to purchase certain 37 lots owned by 339 for a period of one year at specified prices (the “Option Agreement”). BMH may exercise two additional one-year extensions 60 days prior to the expiration of the current option period or extension period subject to certain conditions. BMH incurred an option fee of $890,000 for the first year of the option agreement. The Company is also working with BMH to sell some lots to a third party. The Company also caused 339 to enter into a management services agreement (the “Management Services Agreement”) with BMH to manage the development of 60 Lots for a period of three years. The Management Services Agreement only pays BMH if all of the 60 Lots are sold within three years. If that is achieved, BMH will receive 67% of the profit from the sale of the 60 Lots.

As a result of the Acquisition, the Company has lowered the amount it is lending to BMH, its largest customer, which is owned by Mark Hoskins, and anticipates having direct sales contracts with third party builders for some of the lots, further reducing its exposure to its largest customer.

Item 2.01. Completion of Acquisition or Disposition of Assets.

On February 15, 2024, the Company completed the Acquisition of 339. The information contained in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.01.

Item 9.01. Financial Statements and Exhibits.

(a) Financial statements of real estate acquired.

Since it is impracticable to provide the required financial statements for the acquired business described in Item 2.01 at the time of this filing and no financials (audited or unaudited) are available at this time, the Company hereby confirms that it intends to file the required financial statements within 71 calendar days by amendment to this Form 8-K.

(b) Pro forma financial statements.

See paragraph (a) above

(d) Exhibits.

10.1†	Membership Interest Purchase Agreement, dated February 15, 2024, by and among Shepherd’s Finance, LLC, and Mark L. Hoskins and Barrett Hoskins.
10.2	Option Agreement, dated February 15, 2024, by and among 339 Justabout Land Co., LLC and Benjamin Marcus Homes. L.L.C.
10.3	Management Services Agreement, dated February 15, 2024, by and among 339 Justabout Land Co., LLC and Benjamin Marcus Homes. L.L.C.
104	Cover page interactive data file (embedded within the Inline XBRL document)

†	Certain schedules, annexes and exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K, but will be furnished supplementally to the SEC upon request.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Shepherd’s Finance, LLC

Date: February 21, 2024	By:	/s/ Daniel M. Wallach
Daniel M. Wallach
Chief Executive Officer and Manager